CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Baron ETF Trust of our report dated October 6, 2025, relating to the financial statement of Baron First Principles ETF, which appears in such Registration Statement. We also hereby consent to the incorporation by reference in such Registration Statement of our report dated February 26, 2025, relating to the financial statements and financial highlights of Baron FinTech Fund and Baron Technology Fund (two of the series constituting Baron Select Funds), which appears in Baron Select Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 6, 2025